EXHIBIT 10(u)

The Document Company
XEROX

Anne M. Mulcahy
Chairman and Chief Executive Officer

May 20, 2002

Mr. Lawrence A. Zimmerman
6320 Sunshine Canyon Drive
Boulder, CO 80302

Dear Larry:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Xerox Corporation, reporting to me in Stamford, CT. Your starting salary for this position will be paid monthly at the annualized rate of $450,000.

You will also be eligible to participate in our annual bonus plan at a target level of 70% of salary. We will agree on your personal objectives shortly after you join the Company. More information on the bonus plan will be provided at the start of your employment. If earned, any 2002 bonus will be paid in February 2003.

You will participate in the Leveraged Executive Equity Program (LEEP). Your initial LEEP award will be effective on a date to be determined by the Executive Compensation and Benefits Committee of the Board of Directors (ECBC) within 60 days following the first day of your employment. Your award will consist of 121,500 options with a strike price based on the fair market value of Xerox Corporation common stock on the grant’s effective date. These options will vest one-third in each of the next three years, commencing with January 1, 2003. In addition to the stock options, you will be granted 32,500 restricted (full value) shares. These restricted shares will vest on January 1, 2003. A future award with terms similar to this award is planned for January 1, 2003.

You will also be awarded 150,000 stock options as a signing bonus. These options will vest on January 1, 2005. The exercise price of the options will be the fair market value of Xerox common stock on the effective date of the grant as noted above.

Xerox Corporation
800 Long Ridge Road
Stamford, Connecticut 06904
Telephone 203.968.3553
Facsimile 203.968.3563

You will participate in the Mid Career Executive Hire program effective with the commencement of employment. This program provides for special retirement income that recognizes that you are joining Xerox as an experienced executive. Under the Supplemental Executive Retirement Plan (SERP), following five (5) continuous years of employment and upon retirement from the Company at age 60 or later, a calculation will be made to determine the percent of your five highest years of eligible compensation (five-high) that will be paid to you in monthly SERP benefits based on 2.5% of five-high per completed years of service with the Company. This plan results in a minimum retirement benefit of 12.5% of the high-five once an employee has completed five years of service and reached age 60. After five years of service, the retirement benefit increases 2.5% per year, e.g., at ten years of service, the benefit is 25%. The maximum retirement amount is 50% after 20 years of service. You will be granted two years of service credit for each year of actual service with Xerox Corporation, enabling you to vest in SERP after 2.5 years of service. Eligible compensation includes base salary and annual incentive bonus payments. This benefit is reduced by benefits payable from other Xerox retirement plans, including the Xerox Retirement Income Guarantee Plan and the Unfunded Retirement Income Guarantee Plan and by a portion of estimated social security benefits.

You will be eligible for modified benefits under the Company’s “Transferred Employee Relocation Program (HR 207.2)”. You will receive a lump sum payment of $90,000, less applicable withholding taxes. The lump sum payment will be in lieu of a cost of moving allowance, expenses relating to the sale of your current residence and expenses relating to movement of your household effects. The lump sum will also cover any expenses you may incur related to interim living and/or home finding trips.

The Company will provide you with a Severance Agreement, in the Company’s customary form, to become operative in the event that your employment is terminated in connection with a Change in Control, as defined. The agreement provides severance payments of two times cash compensation (base pay plus target bonus) and welfare benefits continuation for two years should both events occur (i.e. change in control and termination). Payment will include gross-up for excise tax liability.

Upon termination of your employment by the Company for any reason, other than for cause, during the first 24 months of employment, you will be eligible for 12 months of salary continuance, a pro-rata bonus for the year in which the termination occurs for the period of time actively employed during such year as well as a continuation of health care benefits. These termination benefits are contingent upon your signing a release of claims as determined by the Company upon your termination.

You will also be eligible for the following programs:

•	An annual executive expense allowance of $19,000,

•	An annual allowance for financial planning and tax preparation assistance of $12,500,

•	Purchase of additional group term life insurance up to a maximum of $4 million,

•	The annual Executive Physical and Health Program, and

•	Vacation totaling four weeks per year to be earned in accordance with the Xerox vacation policy.

Limousine service and the corporate aircraft will be available to you when traveling on Company business in accordance with Company policy. The policy relative to “Tax Law Changes Affecting Taxability of Spousal Travel on Corporate Aircraft” will be sent to you.

As you know, as an “executive officer” as defined, you will be subject to Securities and Exchange Commission (SEC) reporting requirements, and to the SEC’s rules related to the valuation and disclosure of executive compensation perquisites. You will receive communications on these topics directly from Leslie F. Varon, Vice President and Secretary of the Company.

The Xerox Total Pay philosophy recognizes pay is more than just your salary. On your start date, you will be eligible to participate in a comprehensive benefits package that includes medical, dental, vision care, life and accident insurance. In addition, you will be able to purchase subsidized disability income protection prior to meeting the eligibility criteria for regular coverage (12 months of active service).

To help you make your benefits decisions, we offer an online web tool that compares benefit plan offerings and costs. You can also use this tool to pre-enroll in the various Xerox health and welfare benefit programs and the 401(k) savings plan. Any benefit elections you indicate online will not take effect until a job position has been accepted and all Company requirements have been met. We encourage you to log on to your benefits resources site at http://resources.hewitt.com/xerox, create your password and enroll in the benefits programs through this online process as soon as the above requirements have been met.

This offer will remain in effect through June 1, 2002, and is contingent upon your election as a Corporate Officer by the Xerox Board of Directors and approval of all of the foregoing compensation arrangements, awards and grants by the ECBC, your signing of a release for pre-employment background checks (criminal, credit, etc.), your signing of a Proprietary Information and Conflict of Interest Agreement, your successfully passing a pre-employment drug-screening test and the effective completion of appropriate reference checks. Of course, the foregoing description of awards, plan benefits and Severance Agreement is subject to the terms of the respective awards, plans and Agreement.

Please notify me of your acceptance and ensure that all requirements in the Addendum are met before we agree on a mutually acceptable start date. All originals, including those noted on the Addendum, should be returned me. I look forward to your acceptance of the offer. I know you will make significant contributions to Xerox Corporation and will be a great addition to my senior team.

If you have any questions, please feel free to contact me or Hector Motroni at 203-968-4051.

Sincerely,

/s/    ANNE

AMM/rls

cc:	HJMotroni
PMNazemetz

I   X     Accept         Decline this offer:

/s/ L. A. ZIMMERMAN	5/21/02
Signature	Date

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